CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Integrys Energy Group, Inc. of our report dated February 3, 2014, relating to the financial statements of American Transmission Company LLC, appearing in the Annual Report on Form 10-K of Integrys Energy Group, Inc. for the year ended December 31, 2013.
/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
May 15, 2014